Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc.  Announces Appointment of Interim CEO; Provides Strategic Update

Danny Meisenheimer appointed interim CEO and President in place of Tim Taft, who is retiring effective September 30, 2016

Suspends Taco Cabana separation process, and

Suspends Pollo Tropical new restaurant development in Texas; Other development to continue.

DALLAS, Texas - (Business Wire) – September 27, 2016 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast casual restaurant brands, today announced that its Board of Directors (the “Board”) has appointed Danny Meisenheimer interim CEO and President of the Company. Mr. Tim Taft is retiring as CEO and President, and resigning as a director effective September 30, 2016.

As previously announced, a committee of independent directors of the Board has already commenced a search for a permanent successor to Mr. Taft. This committee is being chaired by Stacey Rauch and includes Barry Alperin and Steve Elker. The committee has retained the services of an executive search firm, Heidrick & Struggles, and will consider both internal and external candidates for the permanent CEO role. This committee, in conjunction with the same executive search firm, will also commence a search for an experienced restaurant executive to serve as a non-executive director to fill Mr. Taft’s Board seat.

Mr. Meisenheimer has been Chief Operating Officer and Vice President of Pollo Tropical since 2013. Mr. Meisenheimer previously served as Chief Brand Officer of Pollo Tropical in 2012. Prior to joining Pollo Tropical, Mr. Meisenheimer was Chief Operating Officer at Souper Salad, Inc. from 2010 to 2012 and Chief Brand Officer at Souper Salad, Inc. from 2008 to 2010. Before that, Mr. Meisenheimer was Vice President, Brand Management at Pizza Inn, Inc. from 2005 to 2008.

While the Company is continuing to review its strategic plan, the Company has decided to suspend additional development of Pollo Tropical restaurants in Texas and to review its strategy for development in the state while it continues to build brand awareness, affinity and off premise consumption through several initiatives currently in process. The Company will continue developing and opening Pollo Tropical restaurants across Florida and in Atlanta, Georgia, and in 2017 expects to open 14-17 new Pollo Tropical restaurants primarily in Florida and 8-10 Taco Cabana restaurants in Texas.

Additionally, taking into account the current challenging market conditions, the Board has reevaluated the previously announced separation of Taco Cabana and concluded that continued brand ownership is in shareholders’ best interest. Accordingly, the Company will suspend its search for a Taco Cabana brand CEO.  Separately, Todd Coerver, Chief Operating Officer and Vice President of Taco Cabana, has resigned from the Company, effective October 20, 2016.   The Company also announced that it has appointed Mark Phillips as interim Chief Operating Officer for Taco Cabana.  Mr. Phillips has been with Taco Cabana for over 20 years, and has served in various leadership positions including as Vice President Operations since 2012.

Danny Meisenheimer, Fiesta Interim CEO said, “I am honored to lead Fiesta and intend to work closely with the Board to advance the Company’s strategic initiatives. I have the utmost confidence in our management team and its ability to execute on our business plan, including continued Pollo Tropical restaurant development in Florida and Atlanta and continued Taco Cabana restaurant development in Texas. Enhancing operations and generating additional awareness of the Pollo Tropical brand among consumers remain top priorities.”

Jack A. Smith, Fiesta Chairman of the Board, said, “Considering the persistent challenging market conditions impacting the restaurant industry as a whole, and constructive feedback from investors, we have decided it is in the best interests of all shareholders to maintain ownership of the Taco Cabana brand. Our entire focus remains on taking proactive steps to maximize long-term shareholder value, and our priority in this process involves identifying a seasoned industry professional to serve as Fiesta’s permanent CEO. The Board has full confidence in Danny’s ability to lead the Company during this interim period.”

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical and Taco Cabana restaurant brands. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique Caribbean and Mexican inspired flavors with broad appeal at a compelling value. The brands feature made-from-scratch cooking, fresh salsa bars, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects," "intends" or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.